Exhibit 99.1
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
WD ANNOUNCES Q4 REVENUE OF $1.4 BILLION AND
UNIT SHIPMENTS OF 24.9 MILLION, FULL YEAR REVENUE OF $5.5 BILLION
Q4 Net Income of $233 Million, or $1.03 Per Share, Including a $147 Million
Favorable Adjustment for Deferred Tax Assets
LAKE FOREST, Calif. — Jul. 26, 2007 — Western Digital Corp. (NYSE: WDC) today reported its financial results for its fiscal year 2007 and fourth quarter ended June 29, 2007.
     The company’s results for the fiscal year reflected strong year-over-year performance, with revenue of $5.5 billion and operating income of $415 million. Net income was $585 million, or $2.59 per share, compared to $395 million, or $1.76 per share for the prior year. The 2007 and 2006 net income amounts included income tax benefits of $147 million and $22 million, respectively, related to adjustments to the value of the company’s deferred tax assets.
     These results represented increases in revenue of 26 percent over the prior year’s $4.3 billion, unit shipment growth of 32 percent from 73.3 million to 96.5 million, and growth in cash and short term investments from $699 million to $907 million. On a year-over-year basis, the company expanded its share of revenue from newer markets from 29 percent

WD Announces Q4 Revenue of $1.4 Billion and
Unit Shipments of 24.9 Million, Full Year Revenue of $5.5 Billion

to 43 percent. The company’s newer market revenue includes hard drives for notebook PCs, consumer electronics, enterprise applications and WD branded products.
     For the fourth quarter, revenue totaled $1.4 billion on shipments of approximately 24.9 million units, with net income of $233 million, or $1.03 per share. The fourth quarter net income includes a $147 million benefit to income taxes reflecting a favorable adjustment to the valuation allowance related to deferred tax assets.
     The June quarter results also represented strong year-over-year performance, including growth in revenue and unit shipments of 26 percent and 30 percent, respectively. In the year-ago quarter, the company reported revenue of $1.1 billion, unit shipments of 19.2 million, and net income of $120 million, or $.53 per share. Net income in the year-ago period included $13 million in favorable adjustments to gross margin related to the resolution of certain items that impacted amounts previously recorded as cost, and a $22 million benefit to income taxes related to an adjustment to the value of the company’s deferred tax assets.
     Forty-six percent of Q4 revenue was derived from newer market sources, while 54 percent came from hard drives configured into desktop PCs. This compares with a mix in the year-ago quarter of 34 percent newer markets versus 66 percent desktop PC revenue.
     The company shipped 3.8 million 2.5-inch mobile drives and 2.7 million 3.5-inch units for the PVR/DVR market, compared with 1.6 million and 2.2 million, respectively, a year ago. Branded products revenue of $230 million increased 142 percent from the prior year’s $95 million. The company also continued to steadily grow its shipments of enterprise-class Serial ATA drives, the fastest-growing segment of the enterprise drive market.

WD Announces Q4 Revenue of $1.4 Billion and
Unit Shipments of 24.9 Million, Full Year Revenue of $5.5 Billion

     The company generated $154 million in cash from operations during the June quarter, ending with total cash and short-term investments of $907 million. It also repurchased 2.5 million shares of common stock. Since May of 2004, the company has repurchased 14.2 million shares at a total cost of $188 million.
     “We are very pleased with the performance of the WD team and the WD model in fiscal 2007,” said John Coyne, president and chief executive officer of WD. “Our efficient organization has leveraged significant investments over the last five years into a strong technology portfolio and compelling products. We are well-positioned to address the diverse and growing use of hard drives in commercial and consumer markets for years to come.”
     Coyne also noted that the company’s planned acquisition of Komag, Inc., a leading media supplier, was proceeding on plan and that the company expects to complete the transaction in the current quarter. “We remain confident in the strategic benefits and synergies that will accrue to WD over the long term by having an internal media operation,” he said.
     The investment community conference call to discuss these results and the company’s outlook will be broadcast live over the Internet today at 2 p.m. PDT/5 p.m. EDT. The call will be accessible live or on an archived basis via the link below:
     Audio Webcast: www.westerndigital.com/investor — click on “Conference Calls”
     Telephone Replay: 800-925-0842 (toll-free) or +1-203-369-3663 (international)
About WD

WD Announces Q4 Revenue of $1.4 Billion and
Unit Shipments of 24.9 Million, Full Year Revenue of $5.5 Billion

     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data accessible and secure from loss. WD applies its storage expertise to consumer products for external, portable and shared storage products.
     WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers, selected resellers and retailers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.
     This press release contains the company’s unaudited financial results for its fourth quarter and fiscal year 2007. These results may change as a result of the review by the company’s independent accountants and management. Final results will be provided in the company’s annual report on Form 10-K. This press release also contains forward-looking statements regarding WD’s belief that it is well-positioned to address the diverse and growing use of hard drives in commercial and consumer markets for years to come, the anticipated closing date of WD’s acquisition of Komag, and WD’s beliefs regarding the strategic benefits and synergies of sourcing media internally. These forward-looking statements are based on WD’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including costs related to the proposed transaction with Komag; the risk of failing to meet the minimum tender condition or obtain any required stockholder or regulatory approvals or satisfy other conditions to the transaction; the risk that the transaction will not close or that closing will be delayed; the risk that WD’s or Komag’s business will suffer due to uncertainty related to the transaction; supply and demand conditions in the hard drive industry; actions by competitors; uncertainties related to the development and introduction of products based on new technologies and successful expansion into new hard drive markets; business conditions and growth in the notebook, consumer electronics, enterprise, branded products and desktop markets; pricing trends and fluctuations in average selling prices (ASPs); changes in the availability and cost of specialized product components; changes in product and customer mix; difficulties in reducing yield losses from complex manufacturing processes and new technologies; and other risks and uncertainties listed in WD’s recent Form 10-Q filed with the SEC on May 8, 2007, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and WD undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
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Western Digital, WD, and the WD logo are registered trademarks of Western Digital Technologies, Inc.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	Jun. 29,	Jun. 30,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$700	$551
Short-term investments	207	148
Accounts receivable, net	697	481
Inventories	259	205
Other	175	107

Total current assets	2,038	1,492
Property and equipment, net	741	549
Other assets, net	144	32

Total assets	$2,923	$2,073

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$882	$632
Accrued expenses	163	131
Accrued warranty	74	71
Current portion of long-term debt	12	25

Total current liabilities	1,131	859
Long-term debt	10	19
Other liabilities	46	38

Total liabilities	1,187	916
Shareholders’ equity	1,736	1,157

Total liabilities and shareholders’ equity	$2,923	$2,073

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Years Ended
	Jun. 29,	Mar. 30,	Jun. 30,	Jun. 29,	Jun. 30,
	2007	2007	2006	2007	2006
Revenue, net	$1,367	$1,410	$1,085	$5,468	$4,341
Cost of revenue	1,162	1,188	881	4,568	3,512

Gross margin	205	222	204	900	829

Operating expenses:
Research and development	79	75	71	306	297
Selling, general and administrative	47	32	39	179	166

Total operating expenses	126	107	110	485	463

Operating income	79	115	94	415	366
Net interest and other income	8	7	6	28	16

Income before income taxes	87	122	100	443	382
Income tax (benefit) provision	(146)	1	(20)	(142)	(13)

Net income	$233	$121	$120	$585	$395

Net income per common share:

Basic	$1.06	$.55	$.55	$2.66	$1.84

Diluted	$1.03	$.53	$.53	$2.59	$1.76

Common shares used in computing per share amounts:

Basic	219	220	218	219	215

Diluted	225	226	225	226	224

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended		Years Ended
	Jun. 29,	Jun. 30,	Jun. 29,	Jun. 30,
	2007	2006[1]	2007	2006[1]
Cash flows from operating activities
Net income	$233	$120	$585	$395
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	61	43	210	160
Stock-based compensation	14	12	48	37
Deferred income taxes	(147)	(22)	(147)	(22)
Other non-cash items	—	—	—	5
Changes in operating assets and liabilities	(7)	(53)	(78)	(207)

Net cash provided by operating activities	154	100	618	368

Cash flows from investing activities
Capital expenditures	(85)	(70)	(324)	(268)
Short-term investments, net	(36)	(17)	(59)	(35)

Net cash used in investing activities	(121)	(87)	(383)	(303)

Cash flows from financing activities
Issuance of common stock under employee plans	13	10	30	78
Repurchase of common stock	(45)	(10)	(73)	(54)
Repayment of long-term debt	(5)	(6)	(43)	(23)

Net cash (used in) provided by financing activities	(37)	(6)	(86)	1

Net increase (decrease) in cash and cash equivalents	(4)	7	149	66
Cash and cash equivalents, beginning of period	704	544	551	485

Cash and cash equivalents, end of period	$700	$551	$700	$551

[1]	Capital expenditures in the current period have been presented on a cash disbursements basis. The comparative amounts for capital expenditures and cash flows from operating activities have been reclassified to conform to the current period presentation.